Exhibit 5.1

Brisbane | Melbourne | Perth | Sydney

5 November 2012

Our reference

NZM.AXG.10055340

The Directors

Genetic Technologies Limited

PO Box 115

FITZROY  VIC  3065

Dear Directors

Form F-3 Registration Statement

We have acted as Australian legal counsel for Genetic Technologies Limited ACN 009 212 328, a company organised under the laws of the Commonwealth of Australia (“Company”), in connection with its filing of a registration statement on Form F-3 (“Registration Statement”) under the Securities Act of 1933 (USA), as amended (the “Act”) with the Securities and Exchange Commission (the “SEC”).

The Registration Statement relates to the proposed offer and sale by the Company from time to time, as set out in the prospectus contained in the Registration Statement (the “Prospectus”) and as, we are instructed, will be set out in one or more supplements to the Prospectus (each a “Prospectus Supplement”), of the Company’s ordinary shares without par value (“Shares”) represented by American Depositary Shares (as evidenced by American Depositary Receipts, each representing 30 Shares) (“ADS”), in such amounts as will have an aggregate offering price not exceeding US$25,000,000.

The Registration Statement, including the Prospectus and each Prospectus Supplement is hereinafter referred to as the “Documents”.

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

(i)                                     information from officers or representatives of the Company; and

(ii)                                  an online search of the Company on the Australian Securities and Investments Commission (“ASIC”) records dated 2 November 2012.

We have relied conclusively on a copy of the Company’s Constitution as provided to us by the Company.

GPO Box 4388
Melbourne VIC 3001	Level 25 South Tower
DX 405 Melbourne	525 Collins Street
www.middletons.com	Melbourne VIC 3000	Partner	Contact
NY 242587792v2	Australia	Andrew Gaffney	Neil Miller
	telephone: +61 3 9205 2000	telephone: +61 3 9640 4329	telephone: +61 3 9205 2094
	facsimile: +61 3 9205 2055	andrew.gaffney@middletons.com	neil.miller@middletons.com

For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)                                                      the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)                                                      that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under

(c)                                                       all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(d)                                                      that any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(e)                                                       the issuance, sale, number or amount, as the case may be, and terms of the Shares and the ADS to be offered from time to time will be duly authorised and established, in accordance with the Constitution of the Company and applicable Australian law (each a “Corporate Action”);

(f)                                                        no party has contravened or will contravene any provision of the Australian Corporations Act 2001 (including Chapter 2E or Chapter 2J or Chapter 6) (Corporations Act) by entering into a Document or giving effect to a transaction in connection with a Document or undertaking or being involved in a transaction related to or connected with the Documents;

(g)                                                       the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares or ADS;

(h)                                                      there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares or ADS;

(i)                                                          all information provided to us by or on behalf of officers of the Company was true and correct when provided and remains so at the date of this letter;

(j)                                                         the Company will at all times duly comply with all its obligations under the Corporations Act, the ASX Listing Rules and otherwise required by law, including the lodgement of an Appendix 3B and a cleansing notice under 708(5) of the Corporations Act upon each issue of securities under the Documents;

(k)                                                      the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Shares or ADS are issued or sold; and

(l)                                                      all public records which we have examined are accurate and that the information disclosed by the searches conducted by us is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search.

Limitations and Qualifications

This opinion, which is governed by and construed in accordance with the laws of Victoria, Australia, is given only with respect to laws of the Commonwealth of Australia that is in effect on the date of this opinion. We have not investigated the laws of any jurisdiction other than Australia. We express no opinion as to tax law or international law. We have assumed that any applicable law (other than the laws of the Commonwealth of Australia) does not affect this opinion.

We are qualified to practice law in Victoria, Australia and do not express any opinions in this letter concerning any laws other than the laws of the Commonwealth of Australia to the extent necessary to render the opinions set out below. We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered in this letter of the laws of any other jurisdiction.

Our opinion is subject to any laws from time to time in effect relating to bankruptcy, liquidation, receivership, administration, re-organisation, reconstruction, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors’ rights.

We have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company.

We have not made any investigations or searches other than the searches referred to in Assumption (ii) above.  The ASIC records searched by us may not be complete or up to date as some documents may not be filed at the relevant offices immediately, some documents may no longer be on file and some might be replaced or might otherwise not appear on file.

Our liability for the opinion provided in this letter is limited in accordance with our terms of engagement with the Company.  This opinion is provided for the sole benefit of the Company and we do not undertake or assume any liability to any third parties in respect of the subject matter of this opinion.

The aggregate liability of Middletons, its partners and employees (collectively, “We” or “Us”) for all losses (including, without prejudice to the generality of the foregoing, indirect, consequential or economic loss), damages or costs suffered or incurred, directly or indirectly, under or in connection with this letter including, but not limited to, losses, damages or costs arising as a result of breach of contract, statutory duty, negligence or any other act or omission will be limited (to the extent permitted by law) as follows:

(i)                                We will only be liable for losses, damages or costs to the extent that they arise from our negligent or wilful failure to prepare this letter in accordance with the scope of this letter and subject to the scope, assumptions and qualifications of this letter;

(ii)                             our liability for all losses, damages or costs suffered or incurred under or in connection with this letter is limited to a maximum aggregate liability equal to the firm’s fees paid by the Company in relation to the Registration Statement (“Cap”); and

(iii)                          if We are held liable to any other third party in connection with this letter, our aggregate liability to all third parties (in aggregate) will not exceed the difference between our liability to the Company and the Cap.  You agree to release Us from all claims arising from or in connection with this letter to the extent that such claims would cause Our aggregate liability to exceed the Cap; and to indemnify Us for any claims or liabilities in excess of this Cap;

Opinion

In our opinion

1.                                      on due authorisation by Corporate Action of the issuance and sale of the Shares; and

2.                                      on issuance and delivery of such Shares against payment for such Shares in accordance with the terms of the Corporate Action; and

3.                                      as contemplated by the Registration Statement and the applicable Prospectus Supplement,

the Shares will be validly issued, fully paid and non-assessable (in the sense that, once fully paid, the holder cannot be asked to make any further payment to the Company in respect of the Shares.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to the reference to this firm under the caption “Legal Matters” in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully

/s/ Andrew Gaffney
Andrew Gaffney
Partner